Exhibit 99.1

EPR Properties Names Greg Zimmerman as Chief Investment Officer

KANSAS CITY, Mo.-- (BUSINESS WIRE) - March 28, 2019 - EPR Properties (NYSE:EPR) today announced the hiring of Gregory E. Zimmerman as Executive Vice President and Chief Investment Officer commencing on April 15, 2019. Greg’s career spans more than 25 years, including most recently positions as Executive Vice President, Development, of Washington Prime Group and Senior Vice President, Big Box, Theatre and Peripheral Development with Simon Property Group. Earlier in his career, he served as Vice President, Real Estate at Macerich Company and in Development and Legal roles at The Rouse Company.
“We are excited to bring Greg into our organization to help drive our focused growth in experiential real estate,” commented Company President and CEO Greg Silvers. “Greg’s deep relationships and thought leadership in experiential assets will further our goal of becoming the market dominant player in this space.”
About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.8 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

Contact

EPR Properties
Brian Moriarty, 1-888-EPR-REIT
Vice President - Corporate Communications
brianm@eprkc.com